Exhibit 99
February 25, 2008
For Immediate Release
Media Contact: Bob Beach
419.294.5781
Strine Named Chief Lending Officer, SVP of Commercial Savings Bank
UPPER SANDUSKY (Ohio) — Robert Beach, President and CEO of Commercial Savings Bank said, “I am pleased to announce that Steven M. Strine has accepted the position of Chief Lending Officer, SVP of Commercial Savings Bank effective today”.
Steve has over 30 years of banking experience most recently serving as Chief Lending Officer of The Ohio State Bank in Marion, Ohio. Steve has served as a commercial loan officer and has extensive experience in business banking. Steve attended the American Bankers Association Graduate School of Commercial Lending where he graduated with Honorable Mention.
Steve has been extremely active in community development and civic organizations in Marion, Ohio. He is currently serving or has served as President of the Rotary Club, Public Library Trustee, YMCA Director, United Way, Booster Club, Boy Scouts and as a high school baseball coach.
Commercial Savings Bank, which operates offices in Marion, Carey, Findlay, Upper Sandusky, Harpster and Westerville, is a subsidiary of Commercial Bancshares Inc. Other affiliates are Commercial Financial Services and Beck Title Agency Ltd. Commercial Bancshares is traded under the stock symbol CMOH. For more information on our stock, please contact your local broker.